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                                                                    EXHIBIT 2.5



                                AMENDMENT NO. 4

                                       TO

                            STOCK PURCHASE AGREEMENT


         AMENDMENT NO. 4 dated as of January 29, 1998 (this "Amendment"), by and among Patterson Broadcasting, Inc., a Delaware corporation (the "Company"), Capstar Broadcasting Corporation, a Delaware corporation ("Buyer"), Capstar Acquisition Company, Inc., a Delaware corporation ("Assignor"), Capstar Broadcasting Partners, Inc., a Delaware corporation ("Capstar"), and The Dyson-Kissner-Moran Corporation, a Delaware corporation, as representative of the stockholders of the company (the "Stockholders' Representative"), to the Stock Purchase Agreement dated as of June 12, 1997, as amended by Amendment No. 1 dated as of July 2, 1997, Amendment No. 2 dated as of August 25, 1997 and Amendment No. 3 dated as of January 19, 1998 (as amended, the "Purchase Agreement"), by and among Assignor, Capstar Partners, the Company, the Stockholders' Representative and each of the person identified ion Schedule I thereto (the "Selling Stockholders"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                                  WITNESSETH:

         WHEREAS, the parties hereto have entered into the Purchase Agreement pursuant to which, among other things, the Selling Stockholders have agreed to sell, and Assignor has agreed to purchase, the Shares and the Series A Preferred Shares;

         WHEREAS, effective as of January 26, 1998, Buyer has assumed all of Assignor's rights an obligations under the Purchase Agreement; and

         WHEREAS, the parties hereto desire to amend certain of the provisions of the Purchase Agreement as more particularly described below.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        AMENDMENT TO PURCHASE AGREEMENT

         1.01 Buyer hereby represents and warrants to each Selling Stockholder and the Company as of the date hereof (with the understanding that the Selling Stockholders and the Company are relying on such representations and warranties in entering into and performing the Purchase Agreement) that each of the representations and warranties set forth on Exhibit A hereto are true and correct as of the date hereof, all of which representations and warranties are incorporated into the
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Purchase Agreement by reference as if such representations and warranties were made in the Purchase Agreement. Buyer hereby acknowledges and agrees that, by its execution hereof, Buyer hereby assumes all of the obligations and duties of Assignor under or in respect of the Purchase Agreement, as amended by this Amendment, without releasing the Assignor from any of its obligations or duties thereunder.

         1.02 The parties hereby acknowledge and agree that Paragraph B(8)(c)(11) of Schedule 3.1(p) of the Purchase Agreement is hereby amended by adding the following footnote (1) at the end thereof:

                          "(1)    The Company must report the date and nature
                 of the change of ownership of the stations within 30 days of such change."

         1.03 The parties hereto acknowledge and agree that Section 9.2(b)(vii) of the Purchase Agreement is hereby deleted in its entirety.

         1.04 The parties hereto acknowledge and agree that Section 5.8 of the Purchase Agreement is hereby deleted in its entirety and the following substituted therefor:

                          "5.8    Employment Agreements.  Subject to the terms
                 and conditions hereof, Buyer shall enter into an (x) Agreement with James W. Wesley, Jr. in the form attached as Exhibit 1 to Amendment No. 4 to the Purchase Agreement and (y) Employment Agreement with James M. Strawn in the form attached as Exhibit 2 to Amendment No. 4 to the Purchase Agreement."

         1.05 The parties hereto acknowledge and agree that Section 5.9 of the Purchase Agreement is hereby deleted in its entirety.

         1.06 The parties hereto acknowledge and agree that the definition of "Cash on Hand" is hereby deleted in its entirety and the following substituted therefor:

                          "Cash on Hand" means all cash and cash equivalents of
                 the Company or its subsidiaries as of 12:01 a.m. on January 28, 1998 (Pacific Time) that is not utilized to pay Funded Debt or otherwise utilized pursuant to Section 2.9, but shall not include any Acquisition Escrow Amount."

                                   ARTICLE II

                                 MISCELLANEOUS

         2.01 INVALIDITY, ETC. If any provision of this Amendment, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction,












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the remainder of this Amendment, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         2.02 GOVERNING LAW. This Amendment shall be interpreted, construed, and enforced under and according to the laws of the State of New York.

         2.03 RECITALS. The recitals set forth in the "Whereas" clauses in this Amendment are true and correct and are hereby incorporated herein by reference and made a part of the Purchase Agreement as amended hereby.

         2.04 COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         2.05 RATIFICATION. The parties hereto hereby ratify and approve the Purchase Agreement, as amended hereby, and the parties hereto acknowledge that all of the terms and provisions of the Purchase Agreement as amended hereby, are and remain in full force and effect.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                  ASSIGNOR:

                                  CAPSTAR ACQUISITION COMPANY, INC.



                                  By:      /s/ William S. Banowsky
                                           -----------------------------------
                                  Name:    William S. Banowsky
                                  Title:   Executive Vice President


                                  BUYER:

                                  CAPSTAR BROADCASTING CORPORATION



                                  By:      /s/ William S. Banowsky
                                           -----------------------------------
                                  Name:    William S. Banowsky
                                  Title:   Executive Vice President


                                  CAPSTAR:

                                  CAPSTAR BROADCASTING PARTNERS, INC.



                                  By:      /s/ William S. Banowsky
                                           -----------------------------------
                                  Name:    William S. Banowsky
                                  Title:   Executive Vice President

                                  THE COMPANY:

                                  PATTERSON BROADCASTING, INC.



                                  By:      /s/ James W. Wesley, Jr.
                                           -----------------------------------
                                  Name:    James W. Wesley, Jr.
                                  Title:   President





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                                         THE STOCKHOLDERS' REPRESENTATIVE:

                                         THE DYSON-KISSNER-MORAN CORPORATION



                                         By:      /s/ Bruce A. Cauley
                                                  -------------------------
                                         Name:    Bruce A. Cauley
                                         Title:   Vice President





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                                                                       EXHIBIT A


                    REPRESENTATIONS AND WARRANTIES OF BUYER


         (a) ORGANIZATION STANDING AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is the ultimate parent of Assignor, Capstar, the entities acquired in the Benchmark Acquisition and directly or indirectly holds all of the issued and outstanding capital stock of each entity set forth on Schedule 3.4(a) to the Purchase Agreement.

         (b) AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Amendment and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by the Purchase Agreement, as amended by this Amendment, and the Transaction Documents. The execution and delivery of this Amendment and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated by the Purchase Agreement, as amended by this Amendment, and the other Transaction Documents have been duly authorized by all necessary action on the part of Buyer. The Purchase Agreement, as amended by this Amendment, and the other Transaction Documents to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Buyer.

         (c) NO CONFLICT; REQUIRED FILINGS AND CONSENTS. Neither the execution and delivery of this Amendment and the other Transaction Documents to which Buyer is a party nor the performance by Buyer of the transactions contemplated by the Purchase Agreement, as amended by this Amendment, or the other Transaction Documents will, subject to obtaining the consents, approvals, authorizations, and permits and making the filings set forth on Schedule 3.4(c) to the Purchase Agreement or as described in this clause (c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any loan or credit Agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, Agreement, or other instrument or obligation to which Buyer is a party or by which it or any of its assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of or registration, declaration, or filing with any Governmental Entity applicable to Buyer or by which it or any of its assets is bound. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Amendment or any other Transaction Documents by Buyer or the consummation by it of the transactions contemplated by the Purchase Agreement, as amended by this Amendment, or the other Transaction Documents, except for (A) the FCC Consents (as contemplated by Section 7.1 of the Purchase Agreement) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and any other filing required under the HSR Act and the expiration or termination of any waiting period in connection





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therewith, and (C) applicable requirements, if any, of the Securities Act and
Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

         (d) LITIGATION. As of the date hereof, there is no action, suit, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by the Purchase Agreement, as amended by this Amendment, or any other Transaction Documents or which, if adversely determined, would adversely affect its ability to consummate the transactions contemplated by the Purchase Agreement, as amended by this Amendment, or the other Transaction Documents or to perform its covenants and agreements under the Purchase Agreement, as amended by this Amendment, or any other Transaction Document.

         (e) FCC MATTERS. Except as set forth in Schedule 3.3(e) to the Purchase Agreement, there are no facts relating to Buyer (or an Affiliate thereof) under the Communications Act that would disqualify it (or any Affiliate or assignee) from obtaining control of the Station Licenses or that would prevent it (or any Affiliate or assignee) from consummating the transactions contemplated by this Agreement or materially delay the grant of the FCC Consents. Except as may be set forth in Schedule 3.3(e) to the Purchase Agreement, it is not necessary for Buyer, Capstar or any subsidiary or other Affiliate of Buyer or Capstar to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any change or restructuring of its ownership (including, without limitation, the removal or withdrawal of officers or directors or the conversion or repurchase of equity securities in Buyer or Capstar or any Affiliate) to obtain, or to avoid any delay in obtaining, the FCC Consents. Buyer is able to certify on an FCC Form 315 that it is financially qualified.

         (f) INVESTMENT INTENT. The Shares and Series A Preferred Shares to be acquired by Buyer are being acquired for its own account, for investment and with no intention of distributing or reselling such Shares or Series A Preferred Shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction. Buyer has not been formed for the purpose of acquiring the Shares or Series A Preferred Shares and Buyer is a sophisticated investor and has such Knowledge, sophistication and experience in business and financial matters so as to be capable to evaluating the merits and the risks of acquiring the Shares and Series A Preferred Shares and is able to bear the risks of such investment. Buyer acknowledges that (i) the Shares and Series A Preferred Shares are "restricted securities" (as defined under the rules and regulations promulgated under the Securities Act), (ii) the Shares and Series A Preferred Shares have not been issued or sold pursuant to any registration or similar filing, listing, prospectus or document, or pursuant to any delivery requirements under the laws of any Governmental Entity or the rules, regulations or guidelines of any stock exchange or quotation system and (iii) it has had access to all information which it considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares and Series A Preferred Shares. At the date hereof, Buyer is an "accredited investor" as defined in Rule 501 under the Securities Act.





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